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TWENTY-FIRST CENTURY FOX, INC.
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COMCAST CORPORATION
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On June 14, 2018, Comcast released the following communication.

COMCAST NBCUniversal and 21st Century FOX

Comcast NBCUniversal has made an offer to purchase certain assets of 21st Century Fox (21CF). These assets are divided into five categories: (1) STAR India, (2) Fox International Networks, (3) Sky, (4) U.S. Domestic Cable Networks and a 30% interest in Hulu, and (5) Fox Film and Television Production Studios. Prior to the Comcast NBCUniversal acquisition, 21CF will distribute 100% of the shares of “New Fox,” which will hold its other assets (including Fox Broadcast, Fox News, and FS1 and FS2), to 21CF shareholders – so Comcast NBCUniversal will not acquire any of those assets.

The assets to be acquired are predominantly international (70% by revenue) and would therefore complement Comcast NBCUniversal’s existing, predominantly domestic businesses. Comcast NBCUniversal’s acquisition of the 21CF assets would expand Comcast NBCUniversal’s global scale to compete more effectively in the rapidly changing and intensely competitive entertainment and communications landscape.

21CF OWNS A COMPLEMENTARY SET OF DIVERSIFIED ASSETS

The principal assets that would be acquired are:

•	STAR India: India’s leading media business, reaching more than 700 million viewers a month. STAR generates 30,000 hours of content every year and broadcasts 69 channels in eight different languages. The company’s entertainment channel portfolio includes Star Gold, Channel V, Star World, Star Movies, Star Utsav, STAR Bharat, Movies OK, and Star Plus (India’s #1 Hindi General Entertainment Channel). STAR is also transforming sports and digital video with Hotstar, its rapidly growing OTT platform.

•	Fox International Networks: A broad portfolio of cable channels available in Latin America, Europe, and Asia, including U.S. programming distributed under the Fox/FX/Nat Geo brands. Fox International acquired and/or developed local entertainment programming in select markets (Chinese-language channels, Latin America studio) and major sports content (Netherlands, Argentina, pan-regional football in Latin America).

•	Sky: A leading entertainment and communications company in Europe, serving 23 million customers across seven countries – UK, Ireland, Germany, Austria, Italy, Spain, and Switzerland. 21CF currently owns approximately 39.1% of Sky’s shares, and has announced a pre-conditional offer for the remaining shares which it, and its affiliates, do not already own. Comcast has separately announced its own pre-conditional offer for the entire share capital of Sky.

•	U.S. Domestic Television: Assets include cable networks FX and Nat Geo, 22 regional sports networks (RSNs), and the company’s 30% ownership stake in Hulu.

o	FX: Includes cable networks FX, FXX, and FXM, and the video on-demand app FXNOW. FX, the flagship general entertainment basic cable channel, is carried in 91 million homes. It features a roster of critically acclaimed drama and comedy series, like Atlanta, The Americans, American Horror Story, It’s Always Sunny in Philadelphia, Sons of Anarchy, and Fargo.

o	Nat Geo: National Geographic networks form the television and production arm of National Geographic Partners, a joint venture between 21CF and the National Geographic Society that is majority owned by 21CF. The channels include: National Geographic Channel, Nat Geo WILD, and Nat Geo MUNDO. National Geographic Partners also operates the National Geographic magazine as well as travel and digital businesses.

o	RSNs: 21CF owns, in whole or in part, 22 regional sports networks, which are the local TV homes to 44 MLB, NHL, and NBA teams: FOX Sports Arizona, FOX Sports Carolinas, FOX Sports Detroit, FOX Sports Florida, FOX Sports Indiana, FOX Sports Kansas City, FOX Sports Midwest, FOX Sports New Orleans, FOX Sports North, FOX Sports Ohio, SportsTime Ohio, FOX Sports Oklahoma, FOX Sports San Diego, FOX Sports South, FOX Sports Southwest, FOX Sports Tennessee, FOX Sports West, FOX Sports Wisconsin, FOX Sports Prime Ticket, FOX Sports Southeast, FOX Sports Sun, and the YES Network.

o	Hulu: 21CF owns a 30% interest in Hulu, the online video distributor with over 20 million U.S. subscribers.

•	Fox Film and Television Production Studios: The 21CF film studios finance, develop, produce, distribute, and market motion pictures, as well as television and home entertainment programming. 21CF operates five film studios, among other assets, which produce more than 20 feature films each year and have an expansive library spanning approximately 6,000 films. Fox TV studios produce series for broadcast and cable networks and SVODs, and have a deep library of hit series, including 12+ series with 100+ episodes.

o	Twentieth Century Fox Film: Flagship studio that focuses on all-audience, mainstream productions, like Avatar, Titanic, X-Men, and Deadpool.

o	Fox Searchlight: Studio produces arthouse films, like The Shape of Water, Three Billboards, The Descendants, Best Exotic Marigold Hotel, and Slumdog Millionaire.

o	Fox 2000: Studio produces literary-driven properties, like The Fault in Our Stars, The Devil Wears Prada, Marley & Me, and Percy Jackson.

o	Blue Sky Studios: Studio produces award-winning animated films, like the Ice Age and Rio films.

o	Fox International Productions: Studio produces films focused on local markets around the world.

o	Twentieth Century Fox Television Group: This division produces big-budget, hit shows for broadcast and cable networks and SVODs, like This Is Us, Empire, Modern Family, and The Simpsons.

o	Endemol Shine Group: This division produces content for broadcast and cable channels worldwide, like Big Brother, Master Chef, and The Voice. 21CF has a 50% ownership stake, and Apollo Global Management has the remaining 50% ownership stake.

THE COMCAST/21CF TRANSACTION IS APPROVABLE

The proposed transaction would enhance competition and increase consumer choices by enabling Comcast NBCUniversal to diversify its content and distribution and build global scale in a market that is now clearly defined by the convergence of technology, media, video, and mobile broadband. Comcast NBCUniversal is confident that the transaction will be approved by U.S. and international authorities.

•	Vertical Aspect of Transaction Should Not Pose Issues: The ruling by the district court in the AT&T case confirms that vertical transactions are usually pro-competitive and beneficial to consumers – with the court noting that there is a recognition among academics, courts, and antitrust enforcement authorities that many vertical transactions create vertical integration efficiencies and concluding that the AT&T/TWX transaction “reflects that principle.” Throughout its opinion, the Court emphasizes the pro-competitive benefits of vertical integration in the video programming and distribution industries. In contrast to the AT&T/TWX transaction, a Comcast/21CF transaction would involve relatively little incremental vertical integration, adding only the FX and Nat Geo national networks and certain RSNs to NBCUniversal. As discussed below, that incremental vertical integration is highly unlikely to harm competition.

•	International Is the Primary Focus: The acquired assets from 21CF would significantly expand Comcast NBCUniversal’s international presence: 70% of the revenues from the 21CF assets to be acquired are international, whereas currently, about 9% of Comcast’s revenue comes from overseas. After the transaction, Comcast NBCUniversal’s international revenues would rise to 27% (assuming 100% ownership of Sky). A combination of NBCUniversal’s modest international assets with 21CF’s interests in Sky, STAR India, or Fox International networks should not raise significant antitrust concerns in Europe, India, or Latin/South America. The UK Secretary of State for Culture, Media, and Sport has already concluded that the proposed acquisition of Sky by Comcast does not raise public interest concerns.

•	The Video Marketplace Is Vibrant and Growing: The media landscape is rapidly changing, driven by expanding global competitors that are increasingly determining how content will be created and distributed. Antitrust enforcers and other regulators previously were concerned about preserving an environment in which Hulu, Netflix, and other online video distributors could evolve and thrive. That concern no longer applies. Today, online video distributors are thriving, and video competition is at an all-time high. In the AT&T case, Judge Leon thoroughly analyzed the current video market, noting the intense competitiveness of the market and the massive rise of online video players who are themselves vertically integrated.

o	The video marketplace has been transformed by the emergence of Facebook, Apple, Amazon, Netflix, and Google (FAANGs) and more than 500 OTT players worldwide, all of which have grown exponentially in a short period. Online video services (called subscription video-on-demand services or “SVODs”), such as Netflix, YouTube TV, Apple, HBO NOW, CBS All Access, and Amazon Prime, increasingly offer original programming that competes for viewership with these networks. In 2010, there were 24.4 million SVOD subscriptions in the U.S. As of the end of last year, there were 161.8 million SVOD subscriptions in the U.S. Netflix has nearly 57 million subscribers in the U.S. alone and 125 million worldwide, which is more than five times the size of Comcast Cable’s customer base. There are over 100 million Amazon Prime subscribers globally, a majority of whom are in the U.S. Many of these companies boast both content creation and global distribution over a growing number of innovative platforms. As the district count in AT&T/TWX found, “The leading SVODs are vertically integrated and invest billions of dollars in creating original programming.”

o	And these direct-to-consumer offerings continue to rapidly develop as well. Disney has announced plans to launch its own streaming services, which includes an ESPN-branded sports service and a Disney-branded direct-to-consumer service featuring the latest Disney, Pixar, Marvel, and Star Wars feature films, with four to five films exclusively produced for this service. The appetite of today’s consumer for more content, delivered at any time and through multiple platforms, is driving new and powerful competitors to the space.

o	MVPD competition has also never been more intense; 99% of consumers have access to three MVPD choices, and satellite and telco providers now serve nearly half of MVPD subscribers. The FCC recently confirmed that the video marketplace is “markedly different” than it was two decades ago, “with cable operators facing dramatically increased competition,” and noted in its most recent video competition report that “[t]he interplay between MVPDs and OVDs is wide-ranging and may provide numerous benefits to consumers.” As the district court in AT&T/TWX found, “Each virtual MVPD competes with traditional MVPDs for subscribers and, increasingly, virtual MVPDs are gaining market share on traditional MVPDs due in part to their ease of use and lower-cost offerings. . . . Therefore, despite their relatively recent vintage, virtual MVPDs already have millions of subscribers.”

•	Regional Sports Networks Are Complementary: RSNs typically serve separate and distinct geographic markets. The NBCUniversal and 21CF RSNs do not compete with each other for MVPD carriage or viewers, even where they overlap geographically. In general, 21CF’s 22 RSNs and NBCUniversal’s nine RSNs in eight markets do not overlap geographically, so the potential transaction would not eliminate any competition. For the same reason, the transaction would not diminish competition for local or regional advertisers. Additionally, 14 of the 21CF RSNs are in markets where Comcast Cable does not have a significant presence – less than 10% cable penetration – thereby limiting the scope of vertical integration. Moreover, NBCUniversal’s national sports networks (NBCSN, Golf, and Olympic Channel) lack the dominance of ESPN, which is owned by Disney. Accordingly, NBCUniversal’s acquisition of additional RSNs will not raise the same horizontal concerns as Disney’s proposal.

•	Domestic Cable Networks Complement NBCUniversal: FX and Nat Geo are general interest cable networks that would complement NBCUniversal’s existing suite of cable networks. After the potential acquisition, NBCUniversal would have less than 23% of total day and primetime ratings among all cable networks and all entertainment cable networks, a lower share than that of the recently combined Discovery Communications and Scripps Interactive, Inc. FX is the 20th-rated cable network in prime time, and Nat Geo is not in the top 20 (#36). The addition of these modest programming assets to NBCUniversal will not change the bargaining dynamics or harm competition in the video business.

•	Studio Acquisition Will Not Diminish Competition: A combination of 21CF’s studio assets with Universal Studios would not diminish competition in the U.S. film or television studio segments. If there is any concern about concentration in the film production segment, it would arise from Disney’s proposal, given that Disney is already the leading film studio. After the Comcast/21CF transaction, there would still be vibrant and dynamic competition, even looking solely at traditional studios. Moreover, the studio production market has been dramatically transformed over the past five years with the entry of major new players like Netflix, Amazon, Hulu, and Apple, all of which are producing a significant amount of their own content, including feature films and television shows. Netflix alone is investing $8 billion in video production of its own in 2018 and plans to release 80 original movies this year. Amazon and Hulu have content budgets of $4.5 billion and $2.5 billion, respectively. According to one report, Netflix, Hulu, and Amazon Prime are expected to triple their combined investments in original content by 2022, spending $10 billion annually. Apple announced plans to spend $1 billion on original content in 2018 and is projected to spend $4.2 billion on original content by 2022. There is and will continue to be abundant and growing competition in the market regardless of any potential combination of Comcast and 21CF assets.

THE REGULATORY ISSUES PREVIOUSLY CITED BY 21CF NO LONGER APPLY

•	21CF identified four reasons for selecting Disney over Comcast. But—as the AT&T/TWX ruling makes crystal clear—none of them is still an issue:

1.	21CF claimed a Comcast transaction raises similar vertical integration concerns as the DOJ’s lawsuit against AT&T/TWX:

o	The ruling by the district court in the AT&T case confirms that vertical transactions are usually pro-competitive and beneficial to consumers – with the court noting that there is a recognition among academics, courts, and antitrust enforcement authorities that many vertical transactions create vertical integration efficiencies and concluding that the AT&T/TWX transaction “reflects that principle.” Throughout its opinion, the Court emphasizes the pro-competitive benefits of vertical integration in the video programming and distribution industries.

o	The court thoroughly analyzed the video market today, and specifically noted the rise and innovation of over the top video services like Netflix, Hulu, and Amazon; declining MVPD customers due to an increasingly competitive market; and a shift toward targeted digital advertising—all supportive of the benefits of vertical transactions integrating content and distribution.

o	A Comcast/21CF deal would be primarily international and complementary to Comcast’s current assets. 70% of the revenues from the 21CF businesses to be acquired come from overseas.

o	Unlike AT&T/TWX, a Comcast/21CF deal would only modestly increase vertical integration. The 21CF national cable channels that would be acquired do not have sports or other must-have programming. The only national programming assets to be transferred, FX and Nat Geo, do not materially add to NBCUniversal’s existing portfolio of national cable networks. No networks nearly as valuable as Time Warner’s HBO, TNT, TBS, or CNN are involved in this deal. And in the AT&T case, Judge Leon did not even find the Turner networks to constitute “must have” programming.

o	Furthermore, as the government consistently argued in the AT&T/TWX case, Comcast is not AT&T. Of particular note, Comcast is a distributor delivering TV to only approximately one-third of the U.S. in total, while AT&T/DIRECTV is a national distributor.

o	So the DOJ, therefore, had a stronger case against AT&T/TWX—and yet that case was rejected by the court.

o	Finally, AT&T/TWX will be nearly double the size of Comcast NBCUniversal and over 80% larger than a combined Comcast NBCUniversal/21CF (excluding Sky) in terms of revenue. Should Comcast NBCUniversal acquire 21CF and all of Sky, AT&T/TWX would still have nearly 60% more revenue.

2.	21CF claimed that Comcast refused to agree to a reverse break-up fee as Disney did:

o	To further evidence its conviction that a Comcast/21CF deal will be approved, if the transaction does not close, Comcast is offering the same $2.5 billion reverse termination fee that Disney is offering. Additionally, Comcast is offering to reimburse the $1.525 billion break-up fee to be paid by 21CF to Disney for a total cost to Comcast of $4.025 billion if it does not obtain all necessary regulatory approvals.

3.	21CF claimed that the value of Comcast’s offer to 21CF shareholders was reduced by shifting the regulatory risk and disproportionate tax burden to New Fox for any required “divestitures” (e.g., RSNs):

o	The Comcast bid matches Disney’s offer regarding any allocation of regulatory risk and sharing in the tax burden for any required divestures.

o	If the DOJ identifies any antitrust concerns—and that seems less likely, given yesterday’s ruling—Comcast is prepared to negotiate structural and/or behavioral remedies to ameliorate any antitrust issues identified.

4.	21CF noted that 21CF made prior regulatory filings against other transactions involving vertical integration:

o	Those filings were made in a different context and/or commented on entirely separate transactions at different time periods and should have no bearing on how 21CF proceeds here with Comcast.

o	AT&T and DIRECTV made various regulatory filings criticizing vertical integration and the court in the U.S. v. AT&T case disregarded those filings on a number of grounds, including the fact that the market place had changed substantially in the intervening years.

•	In sum, Comcast has made an all-cash offer for 21CF at a 19% premium to the Disney deal. There are no antitrust or competition law reasons to deprive 21CF’s shareholders of the benefit of this superior offer. 21CF shareholders should not accept a lesser offer from Disney out of concern for any regulatory risks in a Comcast deal.

Comcast’s antitrust review could be completed in the same cycle as Disney’s

•	There is no meaningful timing difference for the DOJ review of the Disney deal as compared to our deal. Comcast filed its HSR papers on June 13, 2018—but we are not starting from square one: For its review of Disney/21CF, the DOJ already has requested and received an enormous volume of documents from 21CF, Disney, and Comcast, all of which overlaps with the materials the DOJ would need to review in connection with a Comcast/21CF transaction. And the DOJ is also very familiar with the parties and markets at issue based upon other recent deal reviews. HSR reviews of the Comcast and Disney offers could therefore be completed within the same cycle.

•	We similarly expect that our transaction would be reviewable by international regulators in as timely a manner as the Disney transaction and would be as likely to receive international approvals, given our relatively small presence outside the U.S. If necessary, we are willing to work with international regulators to resolve any competition concerns.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains statements which are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Comcast about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this communication may include statements relating to the expected timing, scope, terms and conditions of a Comcast transaction to acquire certain businesses and assets of 21CF, the likelihood and timing of receipt of regulatory approvals with respect to a Comcast transaction to acquire 21CF, the anticipated benefits of the potential transaction and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although Comcast believes that the expectations reflected in such forward-looking statements are reasonable, Comcast can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, including any legal and regulatory developments and changes and other risks and uncertainties including those described in Comcast’s filings with the U.S. Securities and Exchange Commission (“SEC”). The forward-looking statements contained in this communication should be construed in the light of such factors. Neither Comcast nor any of its associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this communication will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations, Comcast is under no obligation, and Comcast expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

This document does not constitute an offer to buy or solicitation of an offer to sell any securities. This document is for informational purposes only and relates to a proposal that Comcast has made to 21CF. Comcast has filed a preliminary proxy statement in connection with 21CF’s special meeting of stockholders at which the 21CF stockholders will be asked to consider certain proposals regarding the proposed acquisition of 21CF by The Walt Disney Company (the “Special Meeting Proposals”). As further set forth in such proxy statement, which once definitive will be sent to 21CF stockholders, Comcast is soliciting votes against the Special Meeting Proposals. INVESTORS IN 21CF AND COMCAST ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE), AND ANY OTHER DOCUMENTS FILED BY COMCAST WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain free copies of the proxy statement and other documents filed with the SEC by Comcast through the website maintained by the SEC at https://www.sec.gov/ or by contacting Comcast’s proxy solicitation agent, MacKenzie Partners, Inc., at (800) 322-2885 or comcast@mackenziepartners.com.

Participants in the Solicitation

Comcast and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from 21CF’s stockholders in connection with the Special Meeting Proposals. Information about Comcast’s directors and executive officers is available in Comcast’s proxy statement, dated April 30, 2018, filed with the SEC in connection with Comcast’s 2018 annual meeting of stockholders. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings and otherwise, is contained in the preliminary proxy statement filed by Comcast with the SEC on June 13, 2018.

Fact Sheet: The Comcast-NBCUniversal Transaction
Has Produced Significant Consumer Benefits

The integration of Comcast and NBCUniversal in 2011 has exceeded every expectation for success. The transaction allowed the combined company to take news, content, and other assets that were not the focus of the previous owner, General Electric, and – through substantial investments – deliver significant benefits to consumers, including enhanced competition and choice; robust innovation; increased media diversity; revitalized local news; and expanded broadband access, including for low-income families. Moreover, in contrast to the fears expressed by some when the acquisition was announced, the video distribution and content marketplace has thrived to the significant benefit of American consumers.

Enhancing Competition and Consumer Choice

1.	Over-the-top competition by online video distributors (OVDs), which was a chief concern of the regulators, has exploded in the US and beyond since the NBCUniversal deal. For example:

a.	In 2010, there were only two serious OVDs – Netflix and Hulu (with Hulu then having a free ad-based revenue model, with no paying subscribers); today, there are numerous OVDs (including Amazon Prime, YouTube TV, HBO Now, PlayStation Vue, Sling TV, DirecTV Now, fuboTV, Philo (a newly launched skinny bundle service announced in November 2017), and many more).

b.	Since 2009, Netflix has grown from 12 million US subscribers to over 57 million – and over 125 million subscribers globally, which is more than four times the size of Comcast’s customer base.

c.	Amazon has more than 100 million Amazon Prime subscribers, a majority of which are in the US, while Hulu has more than 20 million subscribers across its various tiers, including 800,000 live TV subscribers.

d.	Over 60 percent of American households with broadband subscribe to one or more streaming video services, and consumers spend an average of 6.58 hours per week watching online video.

e.	Netflix announced it will have a content budget of $8 billion dollars and will produce 60 original series and will release 80 new movies in 2018; by the end 2019, Netflix expects that half of its content will be originally produced. Netflix’s content budget is larger than any broadcast networks' and second only to ESPN’s, Netflix CEO Reed Hastings recently said he expects Netflix’s content budget to continue to grow over the next two years. Amazon and Hulu have content budgets of $4.5 billion and $2.5 billion, respectively. And according to one report, Netflix, Hulu, and Amazon Prime are expected to triple their combined investments in original content by 2022, spending $10 billion annually.

The table below further illustrates the dramatic growth of online video since 2010:

	2010	2017
SVOD subscriptions	24.4 million	161.8 million
Scripted original series on OVDs	4	117
Scripted original series (on all platforms)	216	487
Primetime Emmy Nominations (wins) for OVDs	0 (0)	125 (32)
Consumers streaming on-demand content at least once a day	30%	50%
Online video as a percent of Internet traffic	40%	67%

2.	Comcast NBCUniversal has not impeded this OVD growth; in fact, the company has helped foster this growth and competition. Of note:

a.	Comcast’s investment in continuously increasing broadband speeds has facilitated the emergence and success of OVDs. Comcast has increased speeds 17 times in 17 years. Gigabit speeds are now available to 90% of customers in its footprint, and expected to reach nearly 100% by the end of 2018.

b.	Comcast has also added Netflix, YouTube, NPR, Pandora and more to its innovative X1 platform, making it easier for Comcast’s customers to access these two popular online services.

c.	NBCUniversal has executed hundreds of content deals with OVDs – including Netflix, Amazon, Hulu, Sling TV, PlayStation Vue, DirecTV Now, YouTube TV, fuboTV, and others – and has produced original hit programming for Amazon and Netflix.

3.	To the extent conditions were imposed to protect then-nascent OVD services from being impeded by Comcast and ensure growth of these services, the conditions have succeeded beyond any reasonable expectation.

4.	Similarly, any concern the government may have had with MVPD competition has been eliminated by marketplace developments. MVPD competition has never been more intense; 99% of consumers have access to three MVPD choices, and satellite and telco providers now serve nearly half of MVPD subscribers. Comcast NBCUniversal has helped foster such increased MVPD competition. Of note, NBCUniversal has executed hundreds of content deals for its programming with other MVPDs since the transaction, without a single program access complaint, and only one arbitration over a single regional sports network, which was privately settled.

5.	The FCC has recently confirmed that the video marketplace is “markedly different” than it was two decades ago, “with cable operators facing dramatically increased competition,” and noted in its most recent video competition report that “[t]he interplay between MVPDs and OVDs is wide-ranging and may provide numerous benefits to consumers.”

6.	As evidence of this explosive growth in content and choice (on an increasingly competitive set of platforms), total original scripted series on all platforms grew from 216 in 2010 to 487 in 2017.

7.	In 2010, DirecTV and other MVPDs claimed that Comcast’s ownership of NBCUniversal would cause prices for NBCUniversal content to rise because this would allegedly benefit Comcast by raising its rivals’ cost of providing service. To address this alleged concern, the FCC did impose certain arbitration conditions to ensure that MVPDs had access to NBCUniversal content at fair market value (in addition to the program access rules).

a.	NBCUniversal has successfully reached agreements with dozens of MVPDs of all sizes – including DirecTV for extensive programming – without any issues. Not a single MVPD has filed a program access complaint, and neither the FCC nor the DOJ ever investigated NBCUniversal’s pricing for its content.

b.	Of course, all content prices have gone up since 2010 – and especially broadcast network content. Even in this area, however, NBC’s prices have been lower than other major broadcast networks, even though NBC has surpassed them in ratings. Nor is there any evidence that NBCUniversal’s cable network pricing has outstripped other peer network groups.

Beyond Fostering Greater Competition and Consumer Choice, Comcast Has Delivered on its Promises
To Substantially Invest, Innovate, and Lead in Diversity, Accessibility, and Local Communities

Driving Investment and Innovation

8.	Beyond conditions and commitments, Comcast has invested many billions of dollars in the NBCUniversal companies, producing very strong results:

a.	The NBC broadcast network has finished first in ratings for four years running after having gone the prior nine years without a win, including the biggest hit last year (This is Us), the #1 series on broadcast television (NFL Sunday Night Football), the #1 reality series (America’s Got Talent), the #1 evening news (Nightly News with Lester Holt), and the #1 late night show (The Tonight Show with Jimmy Fallon).

b.	Following significant investments in the network and O&O stations, a resurgent Telemundo is now beating Univision’s ratings in key demographics for the first time ever, making Telemundo the #1 Spanish-language television network and among the top five broadcast networks regardless of language. During the 2016-2017 season, Telemundo outperformed all cable networks in key demographics.

c.	Universal Pictures has seen record box office results for hit films like Minions, Despicable Me 3, Girls Trip, and Fate of the Furious.

d.	Following significant capital investments in attractions like Harry Potter, the Universal theme parks have experienced incredible growth and investment.

9.	Comcast has made historic investments in major sports rights, including the Olympic Games (over $12 billion to secure these rights through 2032), NFL Thursday Night Football, the World Cup, Premier League soccer, NASCAR, and the NHL on NBC.

a.	During the 2018 PyeongChang Winter Olympics, Comcast NBCUniversal delivered 2,400+ hours of live, on demand, and streaming coverage – the most ever for a Winter Games. Additionally, for the first time for a Winter Games, NBC presented Olympic primetime coverage live across all time zones.

b.	Comcast NBCUniversal live streamed more than 1,800 hours of coverage for the 2018 PyeongChang Winter Olympics, including for the first time it live streamed NBC broadcast network content.

10.	Comcast’s X1 platform – featuring a voice remote, extensive on-demand library with over 163,000 choices, and integration with Netflix, YouTube TV, and other OVD apps – was honored with Emmy Awards for user experience and visual design and for its voice remote technology.

Leading Diversity and Accessibility

11.	Comcast NBCUniversal has far exceeded any conditions or commitments made in the diversity and inclusion space.

12.	Comcast’s commitment to diversity has been recognized by Fortune magazine (ranked #1 on “100 Best Workplaces for Diversity”), DiversityInc (ranked #7 on “Top 50 Companies for Diversity”), the Human Rights Campaign (earned perfect score on “Best Places to Work”), Military Spouse magazine (ranked #1 on “Top 50 Employers”), and GI Jobs Magazine (ranked #4 Military Friendly Employer”).

a.	Comcast NBCUniversal’s overall workforce is 61% diverse, including 44% people of color and 35% women. In 2017, nearly seven out of ten new hires were diverse, and since YE 2010, the number of people of color and women in our workforce has grown by 31% and 19%, respectively.  And many female and diverse executives at the company have been recognized for their leadership in the industry.

b.	Since 2010, Comcast NBCUniversal has hired more than 15,000 veterans, National Guard and Reserve members, and military spouses. Comcast NBCUniversal was presented with the Freedom Award by the Department of Defense, one of its highest honors for employers.

c.	NBCUniversal named Lester Holt the host of NBC Nightly News, making Holt the first African-American solo anchor of a weekday network nightly newscast.

13.	Comcast carries more than 100 networks geared to diverse audiences, and offered more than 14,000+ hours of diverse programming via VOD and online.

14.	Since 2011, Comcast has launched over 20 independent networks, doubling the number of independent network launches required by the conditions, and has substantially expanded carriage of over 140 independent networks by more than 217 million subscribers. This includes the launch of six new minority-owned or operated networks (ASPiRE, REVOLT, Baby First Americas, El Rey, Kids Central, and Primo TV). Comcast is now accepting proposals for two additional African-American owned networks that it will launch by January 2019.

15.	Comcast’s historic investments in Latino programming include (1) the expansion of local news on Telemundo described below, (2) a new $250 million Telemundo facility in Miami, and (3) the launch of Telemundo Films. In addition: (4) Telemundo and NBCUniverso are the official broadcaster for Spanish-language coverage of FIFA World Cup events in the US, earning an Emmy nod last year for outstanding live sports coverage in Spanish, (5) Comcast has become one of the nation’s largest providers of Latino content with more than 60 Latino-focused networks in English and Spanish, and (6) its X1 voice remote supports commands in Spanish.

16.	The company has spent over $12 billion with diverse suppliers since the transaction, with more than $3 billion spent in 2016 alone.

17.	NBCUniversal has added one additional hour per week of children’s “core” educational programming on NBC and Telemundo stations for a total of four hours per week – the most of any major network.

18.	Comcast continues to set the industry standard for accessibility. The X1 platform’s voice recognition and talking guide features were honored with a 2016 Access Award by the American Foundation for the Blind.

Revitalizing Local News

19.	NBCUniversal has over-delivered on its commitments as set forth in the FCC’s conditions for the expansion of local news, providing greater benefit to local communities and consumers than the government required:

a.	NBCUniversal has exceeded its commitment to expand NBC local news coverage by more than 2,300 hours. Today, the NBC stations produce 22,673 hours of local news each year, up from 15,704 hours per year in 2010.

b.	Telemundo has exceeded its commitment to expand local news coverage by 5,200 hours. It has added 75 hours of live local news each week throughout the US and Puerto Rico, and has hired more than 160 new employees, including news reporters, producers, and photographers.

c.	NBCUniversal has also invested in new local news facilities for its NBC stations in six top markets, and created investigative news teams at 10 stations.

Closing the Digital Divide

20.	Comcast has massively over-delivered on its voluntary commitment to offer a low-cost broadband adoption program to certain low-income Americans – developing a program with substantially wider eligibility, faster Internet speeds, with more marketing, and a more robust digital literacy education component than what was contemplated at the time of the FCC Order in 2011.

21.	Comcast’s Internet Essentials program has connected more than four million low-income Americans, in one million homes, to the Internet and has been hailed by the NAACP as “the largest experiment ever attempted to close the digital divide.” This is the largest US broadband adoption effort ever undertaken (connecting more low-income Americans than all other low-income broadband adoption programs combined), and Comcast continues to enhance the program, including by increasing speeds and expanding eligibility.

22.	Comcast has provided courtesy broadband and video services to an additional 600 schools, libraries, and community centers in underserved areas.

23.	In the three years following the transaction, Comcast expanded its broadband network by over 6,200 miles – exceeding its commitment by more than 40% and covering over 718,000 additional homes. Since the closing of the NBCUniversal transaction, Comcast also extended its broadband infrastructure to over 50 new rural areas, far exceeding its commitment under the conditions to extend its network to six rural communities.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains statements which are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Comcast about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this communication may include statements relating to the expected timing, scope, terms and conditions of a Comcast transaction to acquire certain businesses and assets of 21CF, the likelihood and timing of receipt of regulatory approvals with respect to a Comcast transaction to acquire 21CF, the anticipated benefits of the potential transaction and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although Comcast believes that the expectations reflected in such forward-looking statements are reasonable, Comcast can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, including any legal and regulatory developments and changes and other risks and uncertainties including those described in Comcast’s filings with the U.S. Securities and Exchange Commission (“SEC”). The forward-looking statements contained in this communication should be construed in the light of such factors. Neither Comcast nor any of its associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this communication will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations, Comcast is under no obligation, and Comcast expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

This document does not constitute an offer to buy or solicitation of an offer to sell any securities. This document is for informational purposes only and relates to a proposal that Comcast has made to 21CF. Comcast has filed a preliminary proxy statement in connection with 21CF’s special meeting of stockholders at which the 21CF stockholders will be asked to consider certain proposals regarding the proposed acquisition of 21CF by The Walt Disney Company (the “Special Meeting Proposals”). As further set forth in such proxy statement, which once definitive will be sent to 21CF stockholders, Comcast is soliciting votes against the Special Meeting Proposals. INVESTORS IN 21CF AND COMCAST ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE), AND ANY OTHER DOCUMENTS FILED BY COMCAST WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain free copies of the proxy statement and other documents filed with the SEC by Comcast through the website maintained by the SEC at https://www.sec.gov/ or by contacting Comcast’s proxy solicitation agent, MacKenzie Partners, Inc., at (800) 322-2885 or comcast@mackenziepartners.com.

Participants in the Solicitation

Comcast and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from 21CF’s stockholders in connection with the Special Meeting Proposals. Information about Comcast’s directors and executive officers is available in Comcast’s proxy statement, dated April 30, 2018, filed with the SEC in connection with Comcast’s 2018 annual meeting of stockholders. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings and otherwise, is contained in the preliminary proxy statement filed by Comcast with the SEC on June 13, 2018.

Fact Sheet: Comcast Has Fully Complied with the FCC and DOJ Conditions

Comcast NBCUniversal has complied with and exceeded its obligations under the Comcast NBCUniversal transaction. The FCC and the DOJ imposed more than 150 total conditions on the combined company. As demonstrated in its periodic compliance reports and filings with the FCC and DOJ and as summarized below, Comcast NBCUniversal has fulfilled these conditions—in many cases went above and beyond the requirements.

•	Comcast has filed seven annual, comprehensive compliance reports with the FCC detailing how it has complied with all of the conditions, and the FCC has never challenged the accuracy of those reports. These reports are publicly filed and no third party has ever challenged them. The FCC conditions expired in January of 2018.

•	The DOJ, which has received substantial information about Comcast’s compliance with the Consent Decree, has never brought any enforcement action against Comcast.

•	NBCUniversal programming is widely available to OVDs and to MVPDs:

•	Comcast has reached carriage agreements with hundreds of programmers—including dozens of independent networks—over the past seven years. Only three networks filed program carriage complaints against Comcast during this period. In two cases, the FCC dismissed the complaints at the earliest stage as non-meritorious and agreed with Comcast’s interpretation of the relevant FCC condition. (Some critics have mistakenly pointed to the Tennis Channel case as evidence of a problem with the conditions. That case, which Comcast won outright on the merits at the D.C. Circuit, was filed a year before Comcast’s acquisition of NBCUniversal and had nothing to do with that transaction or any conditions.) The third case, beIN Network, was recently filed and we are vigorously contesting their claims.

•	The couple of issues that arose early on at the FCC concerned the technical implementation or interpretation of two of the over 150 conditions, and Comcast promptly and fully complied with the FCC’s guidance.

•	Standalone Broadband. While the FCC raised questions early on about Comcast’s initial implementation of the standalone broadband condition, the FCC’s review did not concern Comcast’s offering or terms of its standalone broadband service. Comcast promptly resolved the FCC’s concerns and agreed to extend its commitment to offer standalone broadband service at a specific price point for an additional year.

•	Bloomberg TV. The Bloomberg matter involved a disagreement over the proper interpretation of the specifics of the “neighborhooding” condition – it did not concern an allegation that Comcast was not complying with the condition. The FCC was not asked to, and did not, find that Comcast had violated the underlying condition; relatedly there was no penalty or fine at issue in the case. To the contrary, once the FCC clarified the condition’s interpretation, Comcast simply and promptly implemented it – to the satisfaction of Bloomberg.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains statements which are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Comcast about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this communication may include statements relating to the expected timing, scope, terms and conditions of a Comcast transaction to acquire certain businesses and assets of Twenty-First Century Fox, Inc. (“21CF”), the likelihood and timing of receipt of regulatory approvals with respect to a Comcast transaction to acquire 21CF, the anticipated benefits of the potential transaction and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although Comcast believes that the expectations reflected in such forward-looking statements are reasonable, Comcast can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, including any legal and regulatory developments and changes and other risks and uncertainties including those described in Comcast’s filings with the U.S. Securities and Exchange Commission (“SEC”). The forward-looking statements contained in this communication should be construed in the light of such factors. Neither Comcast nor any of its associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this communication will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations, Comcast is under no obligation, and Comcast expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

This document does not constitute an offer to buy or solicitation of an offer to sell any securities. This document is for informational purposes only and relates to a proposal that Comcast has made to 21CF. Comcast has filed a preliminary proxy statement in connection with 21CF’s special meeting of stockholders at which the 21CF stockholders will be asked to consider certain proposals regarding the proposed acquisition of 21CF by The Walt Disney Company (the “Special Meeting Proposals”). As further set forth in such proxy statement, which once definitive will be sent to 21CF stockholders, Comcast is soliciting votes against the Special Meeting Proposals. INVESTORS IN 21CF AND COMCAST ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE), AND ANY OTHER DOCUMENTS FILED BY COMCAST WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain free copies of the proxy statement and other documents filed with the SEC by Comcast through the website maintained by the SEC at https://www.sec.gov/ or by contacting Comcast’s proxy solicitation agent, MacKenzie Partners, Inc., at (800) 322-2885 or comcast@mackenziepartners.com.

Participants in the Solicitation

Comcast and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from 21CF’s stockholders in connection with the Special Meeting Proposals. Information about Comcast’s directors and executive officers is available in Comcast’s proxy statement, dated April 30, 2018, filed with the SEC in connection with Comcast’s 2018 annual meeting of stockholders. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings and otherwise, is contained in the preliminary proxy statement filed by Comcast with the SEC on June 13, 2018.